UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2012 (September 6, 2012)

iPayment Holdings, Inc.

iPayment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

Delaware

(State or other jurisdiction of incorporation)

333-177233-19

000-50280

(Commission File Number)

20-4777880

62-1847043

(I.R.S. Employer Identification Number)

126 East 56th Street, 33rd Floor

New York, New York 10022

(Address and zip code of principal executive offices)

(212) 802-7200

(Registrants’ telephone number, including area code)

Not Applicable

(Name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 6, 2012, iPayment, Inc. (the “Company”) and iPayment Holdings, Inc. (“Holdings”) terminated the employment of Robert Torino, formerly Executive Vice President and Chief Operating Officer of the Company and Executive Vice President, Chief Operating Officer and Assistant Secretary of Holdings. On the same date, the Company also terminated the employment of John Hong, formerly Vice President of Information Technology of the Company. Such terminations were the result of alleged violations by such employees of the Company’s Code of Business Conduct and Ethics. On September 7, 2012, Bronson Quon, formerly Vice President and Corporate Controller of the Company, resigned as an employee of the Company. Mr. Quon has agreed to cooperate with the Company and is assisting the Company in the investigation referred to below under Item 8.01. In connection with that investigation, recent allegations of misconduct have also been made concerning Nasir Shakouri, formerly Senior Vice President of Sales and Marketing of the Company, during his employment with the Company. Mr. Shakouri resigned as an employee of the Company on May 29, 2012.

Item 8.01 Other Events.

Under the direction and supervision of the board of directors and with the assistance of outside legal counsel, the Company is currently investigating the alleged misconduct by the former employees referred to above. Although that investigation is ongoing, based on currently available information, the Company does not believe that the consequences of such alleged misconduct, or the departure of such employees, will have a material adverse effect on the business or financial condition of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPAYMENT HOLDINGS, INC. IPAYMENT, INC.

By:	/s/ Philip J. Ragona
	Name:	Philip J. Ragona
	Title:	Senior Vice President and General Counsel

Dated: September 12, 2012